Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of May 6, 2016 (the “Effective Date”) by and among Supreme Industries, Inc., a Delaware corporation (the “Company”), Supreme Corporation, a Texas corporation and the Company’s wholly-owned subsidiary (the “Subsidiary”) (jointly, the “Companies”) and Mark D. Weber (the “Executive”). The Companies and the Executive shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Companies currently employ the Executive as President and Chief Executive Officer of the Company and the Subsidiary pursuant to an Employment Agreement (the “Original Agreement”) dated as of May 6, 2013; and;

WHEREAS, the Companies and the Executive desire to set forth in writing certain changes in the terms and conditions of their agreement and understandings with respect to the employment of the Executive as their President and Chief Executive Officer; and

WHEREAS, the Companies hereby agree to continue to employ the Executive, and the Executive hereby accepts continued employment with the Companies for the period and upon the terms and conditions contained in this Agreement, the terms of which shall completely supersede the terms of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
SERVICES TO BE PROVIDED BY THE EXECUTIVE

A.                                    Position and Responsibilities.  The Executive shall continue to serve in the position of President and Chief Executive Officer of the Company and the Subsidiary, and shall perform services for the Companies as requested or as needed to perform the Executive’s job.  The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position, and the Executive shall have the authority commensurate with the position of president and chief executive officer of a publicly held company in the United States.  The Executive currently serves on each Company’s Board of Directors (the “Board”) and Executive Committee, and the Companies will request that each Company’s Board re-elect the Executive as a member of the Board and any Executive Committee (or similar Committee) of the Board on each date during the Employment Term of this Agreement on which his term would otherwise expire.  The Executive shall report directly to the Board, through its Chairman.

B.                                    Performance.  During the Executive’s employment with the Companies, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Companies, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Companies.  The Executive shall at all times act in a manner consistent with the Executive’s position.

C.                                    Compliance.  The Executive agrees to act in accordance with high business and ethical standards at all times.  The Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Companies.  The Executive shall use his best judgment in complying with all applicable laws, and shall have access to Company counsel for advice and counsel accordingly.  The Companies shall not loan or advance the Executive any money.  The Executive shall keep the Board through its Chairman promptly and fully informed of the Executive’s conduct in connection with the business affairs of the Companies.

D.                                    Representations.  The Executive may manage the Executive’s own passive investments, participate in civic, religious, educational or professional organizations, and may serve, with the consent of the Board, on the board of directors (and any board committees) of any for-profit company that does not compete with the Companies; provided that such activities do not, individually or in the aggregate, materially interfere with the Executive’s obligations to the Companies.  The Executive represents to the Companies that Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with Executive’s ability to perform services under the Agreement’s terms; (iii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Companies or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, that has not been disclosed in writing to the Board; and (iv) has no personal bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Companies or their ability to conduct securities offerings that have not been disclosed in writing to the Board.  The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Companies do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Companies.  The Executive shall not disclose to the Companies or induce the Companies to use any confidential or proprietary information or material belonging to any previous employer or others,

ARTICLE II.
COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Companies will pay the Executive, and the Executive shall accept as full compensation, the following:

A.                                    Base Compensation.  During the Employment Term, as defined below, the Companies shall pay the Executive an aggregate base salary in the initial amount for all of 2016 of $37,666.66 per month ($452,000 annually) (the “Base Salary”), plus a $1,150 per month car allowance during the Employment Term of this Agreement to cover the monthly costs associated with the leasing or purchasing of an automobile (including, without limitation, gas, insurance, registration, repairs, mileage, and maintenance expenses) (the “Car Allowance”) (the Base Salary and the Car Allowance collectively referred to as the “Base Compensation”).  The Base Salary may be reviewed annually by the Board and may be increased from time to time, in the sole discretion of the Board.  The Base Compensation shall be payable in equal installments twice each month consistent with the Company’s current payroll process and modified to be consistent with any change in the Company’s policy.  For all purposes of this Agreement, only the Base Salary (exclusive of the Car Allowance) shall be used for calculations of the bonuses (as set forth in Article II.B. below) and severance payments (as set forth in Article III. below).  The Base Compensation, as in effect from time to time, may not be reduced without the Executive’s prior written consent.

B.                                    Annual Bonus.

(i)                                     The Executive will have an annual cash bonus opportunity equal to 61% of his Base Salary for each calendar year during the Employment Term commencing with 2016 (the “Annual Bonus”).  With respect to the 2016 performance period, the Companies have provided the Executive with a copy of the 2016 Supreme Cash Bonus Plan (the “Bonus Plan”), which sets forth the quantitative objectives for him to achieve with respect to the 2016 performance period. Actual Annual Bonus payouts with respect to the 2016 performance period will be based on the achievement of quantitative objectives for the 2016 performance period, and shall be calculated in accordance with the terms and conditions of the Bonus Plan.  With respect to performance periods beginning after December 31, 2016, actual Annual Bonus payouts will be based on the achievement of performance goals determined by the Board during the first ninety (90) days of each applicable performance period, and shall be calculated in accordance with the terms and conditions of Bonus Plan (or any successor plan thereto).  Performance goals under the Bonus Plan shall be quantitative objectives, as established by the Board, in its sole discretion. Notwithstanding the foregoing, the Executive shall be given an opportunity prior to the establishment of the performance goals for a performance period to provide input to the Board of the Company regarding the establishment of all objectives.

(ii)                                  For any calendar year during the Employment Term that the Board of the Company approves a stretch bonus opportunity for the leadership team, the Executive shall be eligible to participate in the stretch bonus opportunity to the same extent as other leadership team members, in accordance with the terms of the Bonus Plan (the “Stretch Bonus”).

(iii)                               The 2016 Bonus, each Annual Bonus, and any Stretch Bonus will be paid in a lump sum in the calendar year immediately following the year to which the relevant bonus in accordance with the terms of the Bonus Plan pursuant to which such amounts are payable.

C.                                    Long-Term Incentives.

(i)                                     Beginning in 2016, for each calendar year during the Employment Term, the Company, subject to Board approval, shall grant the Executive an equity award with an aggregate fair market value on the date of grant equal to 83% of the Executive’s Base Salary on the date of grant.  The award will vest in three tranches, equally on the first, second and third anniversaries following of the date of grant.  The form of award shall be determined by the Board, in its sole discretion at the time of grant.  This grant will be made under the Company’s 2012 Long-Term Incentive Plan (or a successor plan thereto) (the “LTIP”).

(ii)                                  All outstanding equity awards shall immediately become 100% vested and, with respect to options, exercisable, upon a Change in Control (as defined in the LTIP). If the Executive’s employment is terminated by the Companies without Cause, or by the Executive for Good Reason, and a Change in Control occurs within six (6) months following such termination, all outstanding equity awards shall become vested and exercisable to the same extent as if the Executive had been employed on the date of the Change in Control.

D.                                    OTIP Participation.  The Executive has been granted awards under the Company’s Amended and Restated Ownership Transaction Incentive Plan (“OTIP”) with an aggregate Incentive Pool Percentage of 23.75% and a Base Price of $2.50 per share, as such terms are defined in the OTIP and subject to the terms and conditions of the OTIP, and may be eligible for additional awards in the sole discretion of the Board.

E.                                     Expenses.  The Companies agree that, during the Employment Term, they will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, including, without limitation, travel and entertainment expenses incurred by the Executive in connection with the business of the Companies.  All such reimbursements shall be paid upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement within thirty (30) days of the date such expenses were incurred.  Reimbursement shall be in compliance with the Companies’ expense reimbursement policies.  Any reimbursement of expenses made under this Article II.E. shall only be made for eligible expenses incurred during the Employment Term, and no reimbursement of any expense shall be made by the Companies after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Article II.E. during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Article II.E. is not subject to liquidation or exchange for another benefit.

F.                                      Vacation.  The Executive shall be entitled to four (4) weeks paid vacation per full or partial calendar year (the “Annual Vacation”).  In addition, if the Executive does not use all of his Annual Vacation during a calendar year, he shall have the right to carry over up to one (1) week of any unused portion of such Annual Vacation to the next calendar year (the “Carryover Vacation”).  Unused Carryover Vacation may not be carried over to any subsequent calendar years, and shall lapse if not used by the Executive.  Vacation shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Companies.

G.                                    Indemnification Agreement.  The Companies shall continue to indemnify the Executive pursuant to the terms of the Indemnification Agreement entered into between the Companies and the Executive on April 17, 2013, which is attached hereto as Exhibit B and incorporated into this Agreement as if fully set forth herein.  During the Employment Term and for any period following the Employment Term during which the Companies are required to indemnify the Executive pursuant to the Indemnification Agreement, the Companies shall maintain and provide the Executive with coverage under a directors’ and officers’ liability policy at the Companies’ expense that is at least equivalent to the coverage provided by the Companies to the active directors and active senior executives of the Companies.

H.                                   Other Benefits.  During the Employment Term and subject to any contribution therefor generally required of executives of the Companies, the Executive shall be entitled to participate in all employee benefit plans, including without limitation the Companies’ retirement 401(k) plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Boards and in effect for executives of the Companies generally (except to the extent such plans are in a category of benefit otherwise provided to the Executive hereunder). Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Companies.  The Companies may alter, modify, add to or delete the employee benefit plans at any time as the Boards, in their sole judgment, determine to be appropriate, so long as the Executive is treated in the same manner as other similarly-situated executives.

I.                                        Attorney’s Fees.  The Company agrees to pay or reimburse Executive for the reasonable attorney fees incurred by Executive in connection with the review of this Agreement and any related documents, up to a maximum of $15,000.00.  Such payment will be made promptly following the date this Agreement is executed.

ARTICLE III.
TERM; TERMINATION

A.                                    Term of Employment.  Subject to earlier termination as herein provided, the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect until May 6, 2019 (the “Initial Term”).  The Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”), unless either the Executive or the Companies provide notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Employment Term.”

B.                                    Termination.  Notwithstanding the provisions of Article III.A. hereof and subject to Article III.C. hereof, the Executive’s employment with the Companies shall terminate prior to the expiration of the Initial Term or then Additional Term under the circumstances set forth below.  The Executive’s termination under this Agreement for any reason shall also constitute the Executive’s resignation as an officer or director of the Companies and any affiliate or subsidiary of the Companies, as applicable.  The Companies and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article III.B. constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided that if a termination described in this Article III.B. does not constitute a separation from service, the Executive’s right to the payments described in this Article shall vest on the date of termination, but payment of any amounts subject to Section 409A shall be deferred until the Executive incurs a separation from service (or six months thereafter if Article III.C. applies), or the Executive’s death.  Any payment made in accordance with this Article III.B. shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments.

(i)                                     Death or Disability.  In the event of the Executive’s Death or Disability (defined below), the Executive’s employment shall immediately terminate.  The Companies shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for (i) any accrued, unpaid Base Salary through the date of termination; (ii) any accrued, unused Annual Vacation through the date of termination (excluding any Carryover Vacation); any payments or benefits provided under the terms and conditions of the employee benefit plans of the Company in which the Executive is a participant on the date of termination, including, the Bonus Plan, the LTIP (or any awards granted thereunder) or the OTIP; (iv) any unreimbursed expenses properly incurred prior to the date of termination; and (v), except in case of a termination by the Companies for Cause or resignation by the Executive without Good Reason, any Annual Bonus earned for the year prior to the year of termination but not yet paid as of the date of termination (collectively, the “Accrued Obligations”).  The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. In addition, the Company will pay the Executive or his estate a prorated Annual Bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Annual Bonus Plan, subject to the achievement of applicable performance goals of the Company for the performance period.  For purposes of this Agreement, “Disability” means the Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the Executive from satisfactorily performing the essential functions of his job for the Companies on a full-time basis for at least ninety (90) days in a calendar year, but in no event less than the period of time required for the Executive to qualify for long-term disability benefits under any long-term disability plan or policy maintained by the Companies for which the Executive is eligible.  In the event the Executive disagrees with the Companies’ decision to terminate the Executive’s employment due to his Disability, the Companies and the Executive shall select a mutually acceptable physician who shall examine the Executive to determine whether the Executive is so disabled,

(ii)                                  Termination for Cause or Voluntary Termination (without Good Reason).  In the event the Companies terminate the Executive’s employment for Cause (defined below) or the Executive voluntarily terminates the Executive’s employment Without Good Reason (defined below), the Companies shall have no further liability or obligation to the Executive under this Agreement or in connection with Executive’s employment hereunder, except for the Accrued Obligations.  The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment.  For purposes of this Agreement, “Cause” means termination because of: (i) an act or acts of theft, embezzlement, fraud, or dishonesty; (ii) a willful or material misrepresentation by the Executive that relates to the Companies or has an impact on the Companies; (iii) any willful misconduct by the Executive with regard to the Companies; (iv) any violation by the Executive of any fiduciary duties owed by him to the Companies; (v) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or misdemeanor that may cause damage to the Companies or the Companies’ reputation; (vi) a material violation of the Companies’ written policies, standards or guidelines, which the Executive failed to cure within thirty (30) days after receiving written notice from either Board specifying the alleged violation; (vii) the Executive’s willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties, which the Executive failed to cure within thirty (30) days after receiving written notice from either Board specifying the alleged willful failure or refusal; and (viii) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Companies are Parties that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Companies of such breach specifying the details thereof.  For purposes of this Agreement, “Good Reason” means (i) a material reduction in the Executive’s Base Salary (unless such material reduction is in proportion to a salary reduction applied to the entire group of senior executives of the Company); (ii) a material diminution in the Executive’s title, duties, responsibility or authority, including without limitation any failure to elect or re-elect the Executive to the Board; (iii) in the event of a “change of control” (as defined in the 2016 LTIP), the failure of the Companies to retain the Executive in the same capacity following the change of control (i.e., no material reduction in duties, authority, or material change in position), other than such changes as are reasonably expected in the event the Company is no longer a publicly-held corporation following the change of control; (iv) relocation of the Executive’s office, without the Executive’s consent, to an office located fifty (50) miles outside the Companies’ current headquarters; or (v) a material breach by either of the Companies of this Agreement, or any other agreement to which the Executive and the Companies are Parties.  Any event described in (i) through (v) shall not constitute Good Reason unless the Executive delivers to the Companies a written notice of termination for Good Reason specifying the alleged Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason, and the Executive resigns within sixty (60) days after the end of the cure period.  For purposes of this Agreement, an action (or failure to act) shall be considered “willful” only if done without a good faith belief that such action (or failure to act) was in, or not opposed to, the best interests of the Company, and no action (or failure to act) done in good faith reliance upon the advice of the Company’s inside or outside legal counsel shall be considered willful.

(iii)                               Termination without Cause or Termination by the Executive with Good Reason.  In the event either of the Companies terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, the Companies shall pay the following amounts to the Executive:

(a)                                 the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment; and

(b)                                 subject to compliance with the restrictive covenants in Article IV and the execution and timely return by the Executive of the Release (as defined in Article III.B.(v)), and subject to the provisions of Article III.C. below:

1.                                      An amount equal to eighteen (18) months Base Salary, payable in equal monthly installments over a period of eighteen (18) months, with the first installment commencing on the sixtieth (60th) day following the termination of the Executive’s employment.

2.                                      In addition, the Company shall pay the Executive a prorated Annual Bonus, for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Annual Bonus plan subject to the achievement of applicable performance goals of the Company for the performance period.

3.                                      In the event that the Executive, or any of his eligible dependents, elects continuation coverage under any of the Companies’ medical or health plans pursuant to Section 4980B of the Code or any other applicable law (“COBRA”), the Company shall pay the Executive, on the last day of each month during which such coverage is in effect (but not more than eighteen (18) months), an amount equal to the difference between the premium paid for such COBRA coverage and the premium that would be paid by an active employee, or his dependents, for comparable coverage. To the extent the benefits provided under this Article III.B.(iii).3. are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

4.                                      The Executive shall be entitled to receive, at the Company’s expense, senior executive level outplacement services at a customary and reasonable cost for a period of up to twelve (12) months, using a reputable provider selected by the Executive with the Company’s consent, which shall not be unreasonably withheld.

5.                                      The portion of any outstanding equity awards that are vested and, if applicable, exercisable on the date of termination shall be determined as if the Executive had been employed through the first anniversary of the date of termination.

6.                                      In the event the Executive fails to comply with the restrictive covenants in Article IV or does not timely execute and return (or otherwise revokes) the Release, no amount shall be payable to the Executive pursuant to this Article III.B.(iii).b.

(iv)                              Non-Renewal.  The Executive’s employment under this Agreement shall terminate for non-renewal if at least ninety (90) days prior to the end of the Initial Term or the then Additional Term, the Companies or the Executive has notified the other in writing that the Employment Term, and the Executive’s employment with the Companies, shall terminate at the end of the then current term. Nonrenewal of this Agreement by the Executive shall constitute a resignation without Good Reason, and the Executive shall only be entitled to the Accrued Obligations, payable in a lump within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. Non-renewal of this Agreement by the Companies shall constitute a termination by the Companies without Cause, and the Executive shall be entitled to the payments and benefits described in Article III.B.(iii) upon his termination of employment, subject to compliance with the restrictive covenants in Article IV and the execution and timely return by the Executive of the Release (as defined in Article III.B.(v)), and subject to the provisions of Article III.C. below.

For avoidance of doubt, (1) if the Companies timely and good faith offer to renew this Agreement (A) on substantially the equivalent terms and conditions of the Agreement as in effect on the date of such good faith offer and (B) with competitive market-level economic provisions as at the date of such good faith offer, and (2) the Executive elects not to accept such timely good faith offer, then such circumstance shall be deemed a nonrenewal of this Agreement by the Executive and shall constitute a resignation by Executive without Good Reason as provided hereinabove.

(v)                                 Release.  For purposes of this Agreement, the “Release” shall mean a release of, and covenant not to sue with respect to, any claims that the Executive may have against either of the Companies, or their respect directors, officers, employees and affiliates, arising out of or related to the Executive’s employment by the Companies or the termination of such employment, except for the Executive’s right to payments pursuant to this Article III. and amounts payable after termination of employment under any equity grants or the OTIP, his right to indemnification and continued insurance coverage pursuant to Article II.G (and the Indemnification Agreement referenced therein), and claims that cannot by law be released.  The Release shall be in a form and substance reasonably requested by the Companies, but shall not impose any additional restrictive covenants upon Executive’s activities after termination, other than those contained in this Agreement. The Release shall also provide for all released Parties to release any claims against the Executive not involving fraud, breach of fiduciary duty or illegal conduct.  The Release shall be furnished to the Executive not later than five (5)

days after his termination, and must be executed and returned to the Companies, and any revocation period provided in the Release must have expired, not later than sixty (60) days after the date of termination, in order for the Executive to be eligible to receive the benefits described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable.  No amount described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable shall be paid to the Executive until the date on which the revocation period expires, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practical after such date; provided, however, that if the sixtieth day after the date of termination falls in the calendar year after the year that includes the date of termination, no amount described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable, that is subject to Section 409A shall be paid before the first day of such following calendar year.

C.                                    Six-Month Delay of Payments.  To the extent that (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Companies constitute “deferred compensation” subject to Code Section 409A and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, then such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Companies; or (B) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article III.C. shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in one lump sum.

D.                                    Survival.  The provisions of this Agreement, including without limitation Executive’s post-termination obligations in Article IV., shall survive the termination of this Agreement, and of the Employment Term, for any reason, to the extent necessary to enable the Parties to enforce their respective rights hereunder.

ARTICLE IV.
RESTRICTIVE COVENANTS

A.                                    Confidentiality.

(i)                                     Confidential Information.  During the Executive’s employment with the Companies, the Companies shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Companies’ competitors or within the Companies’ industry generally, which was developed by the Companies over a long period of time and/or at its substantial expense, and which is of great competitive value to the Companies, and access to the Companies’ customers and clients.  For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Companies, including, but not limited to, the following: products, services, processes, equipment, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Companies, and other business information disclosed to the Executive by the Companies, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided however, Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Companies or any subsidiaries thereof or any of their employees.

(ii)                                  No Unauthorized Use or Disclosure.  The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Companies and, as such, is a special and unique asset of the Companies, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Companies.  The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Companies at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other Parties, and (ii) constitutes a protectable business interest of the Companies.  The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Companies.  The Executive agrees to preserve and protect the confidentiality of all Confidential Information.  The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Companies’ consent.  Throughout the Executive’s employment and at all times thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Companies protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.  Further, the Executive shall not, directly or indirectly, use the Companies’ Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Companies with whom or which the Companies conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Companies.  If the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any

Confidential Information, the Executive shall promptly advise the Companies of all facts concerning such action or threatened action.  The Executive shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(iii)                               No Interference.  Notwithstanding any other provision of this Agreement, that Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  Executive and the Company agree that nothing in this Agreement is intended to interfere with Executive’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any such laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with the EEOC, any state human rights commission, or any other government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, or any other government or law enforcement agency, entity or court.  In making or initiating any such reports or disclosures, Executive need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.

(iv)                              Defend Trade Secrets Act.  Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(v)                                 Return of Property and Information.  Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Companies any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Companies or relate to the Companies’ business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Companies all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B.                                    Restrictive Covenants.  In consideration for (i) the Companies’ promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Companies in the Confidential Information and goodwill of the Companies, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Companies’ customers and clients, and (iv) the Companies’ employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Companies to the Executive, to protect the Companies’ Confidential Information and business goodwill of the Companies, the Executive agrees to the following restrictive covenants.

(i)                                     Non-Competition.  The Executive agrees that during the Restricted Period (defined below), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Companies, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area.  Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Article IV.B.(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

For purposes of this Agreement:

(a)                                 “Restricted Period” means during the Executive’s employment with the Companies and for a period of eighteen (18) months immediately following the date of the Executive’s termination from employment for any reason.

(b)                                 As President and Chief Executive Officer of the Companies, the Executive has responsibility for the Companies’ operations throughout the United States of America and access to the highest levels of the Companies’ Confidential Information and business goodwill.  Therefore, the “Restricted Area” includes the United States.

(c)                                  “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Companies’ business, which includes, but is not limited to (i) the design, engineering, manufacturing, development, production, sale and/or distribution of commercial work truck bodies, armored vehicles, shuttle buses, and trolleys; (ii) providing design, engineering, manufacturing, development, production, field and other services to customers in the commercial work truck body, armored vehicle, shuttle bus, and trolley industries; and (iii) any other business the Companies conducted, prepared to conduct or materially contemplated conducting during the Executive’s employment with the Companies. Competing Business shall include, but not be limited to, the following entities: Morgan Corp/JB Poindexter, Utilimaster/Spartan Motors, ABC/Reading Bodies, Knapheide, Kidron, Forest River, Thor Industries, Turtle Top, Cambli, Lenco, Streit and TAG (The Armored Group).

(ii)                                  Non-Solicitation.  The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a)                                 Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Companies with whom the Companies did business or who the Companies solicited within the preceding two (2) years, and who or which:  (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Companies; (2) the Executive learned of as a result of the Executive’s employment with the Companies; or (3) about whom the Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Companies or any affiliate thereof; or

(b)                                 Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Companies or who was employed by the Companies within the preceding eighteen (18) months, provided that the Executive shall not be considered to have breached this provision solely by reason of providing a reference for an employee or consultant of the Companies at the request of such person.

(iii)                               Non-Disparagement.  The Executive shall refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Companies or any of the Companies’ directors, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Companies or any of its directors, managers, officers, employees, consultants, agents or representatives in a false light before the public, and the Companies shall cause the members of their respective Boards and their officers to refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Executive that (iii) are slanderous, libelous or defamatory; or (iv) place the Executive in a false light before the public.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law.

C.                                    Proprietary Rights Agreement.  The Executive shall abide by the terms of the Proprietary Rights Agreement, attached hereto as Exhibit C.  The Executive shall execute the Proprietary Rights Agreement contemporaneously with the execution of this Agreement.

D.                                    Tolling.  If the Executive violates any of the restrictions contained in this Article  IV., the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

E.                                     Remedies.  The Executive acknowledges that the restrictions contained in Article  IV, of this Agreement, in view of the nature of the Companies’ business and the Executive’s position with the Companies, are reasonable and necessary to protect the Companies’ legitimate business interests and that a violation of Article IV. of this Agreement may result in irreparable injury to the Companies.  In the event of a breach by the Executive of Article IV. of this Agreement, then the Companies shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the Parties agree that a bond shall not be required. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties.  Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV. but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

F.                                      Reasonableness.  The Executive hereby represents to the Companies that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV. are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Companies’ business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Companies.  It is the desire and intent of the Parties that the provisions of Article IV. be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Companies hereby waive any provision of applicable law that would render any provision of Article IV. invalid or unenforceable.

G.                                    Reformation.  The Companies and the Executive agree that the foregoing restrictions set forth in Article IV. are reasonable under the circumstances and that a breach of the covenants contained in Article IV. may cause irreparable injury to the Companies.  The

Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Companies to justify such restrictions.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Companies and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE V.
MISCELLANEOUS PROVISIONS

A.                                    Governing Law; Legal Fees.  This Agreement shall be governed by and construed under the laws of the State of Indiana. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Northern District of Indiana, Fort Wayne Division or a state district court of competent jurisdiction in Elkhart County, Indiana.  The Executive and the Companies consent to personal jurisdiction of the United States District Court for the Northern District of Indiana, Fort Wayne Division, or a state district court of competent jurisdiction in Elkhart County, Indiana for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive and the Companies agree that the Executive and the Companies shall not challenge personal or subject matter jurisdiction in such courts.

B.                                    Legal Fees.  The prevailing party in any action to enforce a term of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred to enforce such term.

C.                                    Clawback.  Any compensation paid to the Executive shall be subject to recovery by the Companies, and the Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter the Companies are required to prepare an accounting restatement due to material noncompliance of the Companies with any financial reporting requirement under applicable securities laws and the Executive is either (A) a named executive officer or (B) an employee who is responsible for preparation of the Companies’ financial statements. The Parties agree that the repayment obligations set forth in this Article V.C. shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

D.                                    Code Section 280G.

(i)                                     Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Companies to or for the benefit of the Executive under Article II or Article III (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) or under any other agreement, benefit, plan or policy of the Companies (including but not limited to the Bonus Plan, the LTIP and the OTIP) (this Agreement and such other agreements, benefits, plans and policies collectively referred to herein as the “Change in Control Arrangements”) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code Section 280G”) (such payments, distributions or other benefits referred to herein as the “Payments”), the Companies shall provide the Executive with a computation of (i) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amounts”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (referred to herein as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes; and (C) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101 (the “Net Uncapped Amount”).

(ii)                                  If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments.

(iii)                               Any determination required under this Article V.D. shall be made in writing by independent public accountants mutually agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Companies for all purposes.  For purposes of making the calculations required by this Article V.D., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Companies and the Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations under this Article V.D.  The Companies shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article V.D.

E.                                     Interpretation; Tax Consequences.  It is intended that this Agreement comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.  The Executive has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby.  The Executive is relying solely on his tax advisors and not on any statements or representations of the Companies or any of their agents and understands that the Executive (and not the Companies) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

F.                                      Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

G.                                    Cooperation.  After the termination of the Executive’s employment, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, to provide the Executive’s full cooperation, at the request of the Companies, in the transitioning of the Executive’s job duties and responsibilities, and any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Companies.  The Executive also agrees, subject to his other professional and personal commitments to the extent practicable, to be reasonably available to the Companies or their representatives to provide general advice or assistance as requested by the Companies.  This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Companies in connection with any investigation, claim or suit, and cooperating with the Companies regarding any investigation, litigation, claims or other disputed items involving the Companies that relate to matters within the knowledge or responsibility of the Executive.  Specifically, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, (i) to meet with the Companies’ representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Companies with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Companies, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  The Executive acknowledges and understands that the Executive’s obligations of cooperation under this Article V.F. are not limited in time and may include, but shall not be limited to, the need for or availability for testimony; provided, however, that in no event shall the Executive be required to provide post-termination services to the Companies to the extent such post-termination services would be inconsistent with the “separation from service” requirements of Code Section 409A.  The Companies shall reimburse the Executive for reasonable expenses incurred in providing cooperation requested by the Companies pursuant to this this Article V.F.

H.                                   Headings.  The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

I.                                        Severability.  In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

J.                                        Reformation.  In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

K.                                    Entire Agreement.  This Agreement (along with the exhibits attached hereto) constitute the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Companies.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all Parties to this Agreement.  The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Companies, except as expressly contained in this Agreement.  The Parties represent that they relied on their own judgment in entering into this Agreement.

L.                                     Waiver.  No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.  The failure of either the Executive or the Companies to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV,

M.                                 Modification.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Companies and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

N.                                    Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.  The Executive may not assign this Agreement to a third party.  The Companies may assign their rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Companies or any successor thereto or any purchaser of substantially all of the assets of the Companies; provided, however, that the assignee is the successor to all or substantially all of the business and assets of the Companies and such assignee expressly assumes all of the obligations, duties and liabilities of the Companies set forth in this Agreement.

O.                                    No Mitigation.  The Companies agree that, in the event of the termination of the Executive’s employment, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Companies pursuant to this Agreement (or any of the other agreements and documents executed, referenced or exchanged in connection with this Agreement).  Further, the amount of any payment or benefit provided for in this Agreement (or any of the other agreements and documents executed, referenced or exchanged in connection with this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by other income earned by the Executive, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Companies or otherwise.

P.                                      Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable), or to such other address as a Party may specify by notice given in the same manner:

If to the Executive, to the address of the Executive’s principal residence kept in the Companies’ records.

With a copy to:	Seyfarth Shaw LLP
Attn: Eugene Jacobs
131 South Dearborn Street
Suite 2400
Chicago, IL 60603
Fax: (312) 460-7818

If to the Companies:	Supreme Industries, Inc.,
Supreme Corporation
Attn: Vice President and General Counsel
Attn: Chairman of the Compensation Committee
2581 E. Kercher Road
P.O. Box 237
Goshen, Indiana 46527
Fax: (574) 642-0722

With a copy to:	Haynes and Boone, LLP
Attn: W. Bruce Newsome
2323 Victory Ave.
Dallas, Texas 75219
Fax: (214) 200-0636

Q.                                    Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Companies and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

THE COMPANY:	SUPREME INDUSTRIES, INC.

	By:	/s/ Herbert M. Gardner
Printed Name: Herbert M. Gardner
Title: Chairman of the Board

THE SUBSIDIARY:	SUPREME CORPORATION

	By:	/s/ Herbert M. Gardner
Printed Name: Herbert M. Gardner
Title: Chairman of the Board

THE EXECUTIVE	/s/ Mark D. Weber
Mark D. Weber